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                                                                    Exhibit 99.1


                                                FOR IMMEDIATE RELEASE

Contact: R. Brooks Sherman
         Executive Vice President and Chief Financial Officer
         800-265-8825, extension 4120

                 MCM CAPITAL GROUP, INC. APPOINTS JOHN F. CRAVEN
                             CHIEF OPERATING OFFICER


HUTCHINSON, KANSAS, OCTOBER 6, 1999 - MCM Capital Group, Inc. (NASDAQ: MCMC) announced today the appointment of John F. Craven to the newly created position of Chief Operating Officer. Mr. Craven will report directly to Robert E. Koe, President and CEO of MCM.

      Mr. Craven, 46, joins MCM from US Bancorp where he most recently served as Senior Vice President, Business Operations Center. While he was at US Bancorp, Mr. Craven managed the collection, fraud and recovery operations and, most recently, all deposit processing operations for the bank. Prior to joining US Bancorp in 1991, Mr. Craven was Vice President and Business Manager of Household Bank, N.A. where he managed an offsite bankcard facility. From 1984 to 1987, Mr. Craven held senior credit management positions at both Bank of America and Citicorp Diners Club. From 1980 to 1984, he was a Senior Consultant at Peat, Marwick, Mitchell & Co. From 1975 to 1980, Mr. Craven served in the United States Army where he achieved the rank of Captain.

      Mr. Craven holds a bachelor's of science degree in Engineering from the United States Military Academy at West Point and an MBA from Bryant College.
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      In announcing Mr. Craven's appointment, Robert E. Koe said: "Jack has great credentials for MCM. We expect he will play an important role in improving our call center operations and in evaluating portfolio acquisitions."

      MCM Capital Group, Inc. acquires, manages and collects distressed consumer receivables.


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